PROMISSORY NOTE

$1,500,000.00	New York, New York February 11, 2011

FOR VALUE RECEIVED, Black Creek Shipping Holding Company, Inc. (the “Payor”), promises to pay to the order of Reserve Holdings, LLC (“Reserve”) and Buckeye Holdings, LLC (“Buckeye” and, together with Reserve, the “Payee”), at their office at 501 4th Avenue, Menominee, MI  49858, or at such other place as may be designated in writing by the holder of this Promissory Note (including all modifications, substitutions, renewals or extensions hereof, this "Note"), the principal sum of One Million Five Hundred Thousand ($1,500,000.00) Dollars, together with interest on the unpaid principal balance at the rate and on the terms to be computed as determined below, on December 15, 2011 (the "Maturity Date").

1.
Interest Rate: Interest shall accrue on the unpaid principal balance of this Note at the rate of six percent (6%) per annum (the “Interest Rate”) from the date hereof until the Note is paid in full.  Interest shall be paid for the actual number of days elapsed based on a 360-day year and shall be payable in arrears.

2.	Payment. The outstanding principal under this Note plus all interest thereon shall be due and payable on the Maturity Date.

3.
Pre-Payment. This Note may be prepaid in whole or in part at any time during the term of this Note, without premium or penalty.  Prepayments shall be applied first to accrued interest under, and then the principal amount of, this Note.

4.
Off-Set:  Amount payable under this Note are subject to the right of Payor to off-set therefrom amounts owed by "Sellers" on account of any "Purchaser Party Loss" (as each such term is defined in that certain Asset Purchase Agreement, dated the date hereof, among Black Creek Shipping Company, Inc. (“Black Creek”), Payor, Reserve and Buckeye.)

5.
Subordination:  Payor, for itself and its successors, covenants and agrees, and each holder of the Subordinated Indebtedness (as hereinafter defined), by such holder's acceptance thereof, likewise covenants and agrees, that the payment of the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner immediately hereinafter set forth, in right of payment to the prior payment in full in cash of all Senior Indebtedness (as hereinafter defined).  For all purposes hereof, a payment or distribution on account of the Subordinated Indebtedness may consist of cash, property or securities, by set-off or otherwise, and a payment or distribution on account of the Subordinated Indebtedness shall include, without limitation, any redemption, purchase or other acquisition of the Subordinated Indebtedness.  The subordination provisions herein set forth are made for the benefit of the holders of the Senior Indebtedness (the “Senior Creditors”), and such holders may proceed to enforce such provisions.

"Subordinated Indebtedness" means all indebtedness, obligations and liabilities under this Note.

"Senior Indebtedness" shall mean (i) all indebtedness, obligations and liabilities of any and every kind and nature now existing or hereafter arising, contingent or otherwise, of the Payor or its subsidiaries under, in connection with, or evidenced by, that certain Credit Agreement, dated as of the date hereof, between Black Creek, Payor and General Electric Capital Corporation, as lender and agent (the "Agent") (as from time to time amended, modified, restated, refunded or replaced, the "Credit Agreement"), including, without limitation, all guaranteed principal, premium (if any), interest (including Post-Petition Interest, as hereafter defined), fees, costs, expenses and liabilities provided for therein and any renewals, extensions, modifications and refundings of such indebtedness and (ii) any indebtedness, obligations and liabilities of any and every kind and nature hereafter arising, contingent or otherwise, incurred by Black Creek or Payor in replacement of, or in connection with a refinancing of, the indebtedness, obligations and liabilities under the Credit Agreement, whether or not held by the holders of the Credit Agreement in whole or in part; provided, however, that, the total principal amount of Senior Indebtedness to which the Subordinated Indebtedness shall be subordinated in accordance with this Section 5 shall not exceed $35,000,000.  "Post-Petition Interest" shall mean interest accruing in respect of Senior Indebtedness after the commencement of any bankruptcy, insolvency, receivership or similar proceedings by or against Black Creek or the Payor, at the rate applicable to such Senior Indebtedness pursuant to the Credit Agreement or other document governing the Senior Indebtedness, whether or not such interest is allowed as a claim enforceable against Black Creek or the Payor in a bankruptcy case under Title 11 of the United States Code, and any other interest that would have accrued but for the commencement of such proceedings.

(a)           Distribution on Dissolution, Liquidation and Reorganization.  Upon any distribution of assets of the Payor, upon any foreclosure, dissolution, winding up or liquidation of the Payor, whether voluntary or involuntary, or upon any reorganization, readjustment, arrangement or similar proceeding relating to the Payor, or any of its property, and whether in bankruptcy, insolvency or receivership proceedings or otherwise, or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Payor or otherwise or upon any exercise by the Senior Creditors of any of their rights and remedies under any document evidencing Senior Indebtedness,

(i)           the holders of all Senior Indebtedness shall be entitled to receive payment in full in cash of the Senior Indebtedness before the holder or holders of the Subordinated Indebtedness are entitled to receive any payment with respect to the Subordinated Indebtedness; and

(ii)           any payment or distribution of assets of the Payor of any kind or character, whether in cash, property or securities or by set-off or otherwise, to which the holder or holders of the Subordinated Indebtedness would be entitled except for the provisions hereof (except for any distribution of securities which are subordinated ("Exchange Securities"), to at least the same extent as the Subordinated Indebtedness, to the payment of all Senior Indebtedness or securities issued in exchange for Senior Indebtedness then outstanding) shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Agent to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, and, if any holder of Subordinated Indebtedness does not file a proper claim or proof of debt therefor prior to thirty (30) days before the expiration of the time to file such claim, then the Senior Creditors are hereby authorized and empowered to demand, sue for, collect and receive every such payment or distribution described herein.

(b)           Default Under Senior Indebtedness.  Unless the foregoing paragraph (a) shall be applicable, upon the occurrence and continuance of a Triggering Event (as hereafter defined), then (i) no payment or distribution of any assets of the Payor of any kind or character, whether in cash, property or securities or by set-off or otherwise, shall be made by or on behalf of the Payor on account of the Subordinated Indebtedness and (ii) no holder of Subordinated Indebtedness will take action to accelerate the Subordinated Indebtedness or commence, cause the commencement of, participate in or support any action or proceeding (whether at law or in equity) against the Payor or any subsidiary to recover all or any part of the Subordinated Indebtedness or any action to commence or prosecute any bankruptcy or similar proceedings in respect of the Payor or any subsidiary (unless the Agent shall have agreed in writing in advance to, and shall have joined in, such proceeding), until the date such Triggering Event shall have been cured or waived in writing or shall have ceased to exist and any acceleration of such Senior Indebtedness shall have been rescinded or annulled or such Senior Indebtedness shall have been paid in full in cash, after which (subject to the other provisions of this paragraph (b)) the Payor shall resume making any and all required payments in respect of the Subordinated Indebtedness, including all accrued and unpaid payments.

A “Triggering Event” means an event of default with respect to the Senior Indebtedness resulting from or arising out of (i) failure of the obligor thereunder to pay any principal, interest or other amounts when due and payable thereunder, (ii) the breach of any financial covenant applicable to the Senior Indebtedness or (iii) the commencement, whether voluntarily or involuntarily, of any bankruptcy proceeding with respect to the Payor or any of its subsidiaries, or of any event which constitutes, or after notice or lapse of time or both would constitute such an event of default, or if the making of any payment on account of the Subordinated Indebtedness would create such an event of default.

(c)           Payment Remittance.  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Payor, or any payment by or on behalf of the Payor, of any kind or character, whether in cash, property or securities or by set-off or otherwise, prohibited by any of the foregoing paragraphs (a) or (b) shall be paid to or received by any holder of Subordinated Indebtedness, then and in such event such payment or distribution shall be held in trust for the benefit of the Senior Creditors and paid over and delivered forthwith to the Agent, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full in cash.

(d)           Subrogation.  If any amount payable in respect of the Subordinated Indebtedness is paid over to the Senior Creditors, then subject to the payment in full in cash of all Senior Indebtedness, the holder or holders of the Subordinated Indebtedness shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Payor applicable to Senior Indebtedness until the principal of and interest on the Subordinated Indebtedness shall be paid in full and, for the purposes of such subrogation, no such payments or distributions to the Senior Creditors of cash, property or securities otherwise distributable to the holder or holders of the Subordinated Indebtedness shall, as between the Payor, its creditors other than the holders of Senior Indebtedness, and the holder or holders of the Subordinated Indebtedness, be deemed to be a payment by the Payor to or on account of Senior Indebtedness.

(e)           Delivery of Instruments; Notice from the Payor.  If any holder of Subordinated Indebtedness does not file a proper claim or proof of debt in the form required in any proceeding referred to above prior to thirty (30) days before the expiration of the time to file such claim in such proceeding, then the holder of any such Senior Indebtedness shall be hereby irrevocably appointed the agent and attorney-in-fact (in its own name or in the name of any holder of any Subordinated Indebtedness or otherwise), but shall have no obligation, to execute, verify, deliver and file any such proofs of claim, consents, assignments or other instruments for or on behalf of such holder.

Each holder of the Subordinated Indebtedness agrees that, while it shall retain the right to vote its claim and otherwise act in any bankruptcy, insolvency or similar proceedings related to the Payor (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), such holder will not take any acts or vote in any way so as to contest the enforceability of the subordination provisions set forth herein.

(f)           Notice of Certain Events.  The Payor shall give prompt written notice to the holders of the Subordinated Indebtedness and the Senior Creditors of any dissolution, winding up, liquidation, reorganization, readjustment, arrangement or similar proceeding, assignment for the benefit of creditors, or any marshalling of assets and liabilities, in respect of the Payor, and shall also give prompt written notice to each such person of any event or condition which, pursuant to the subordination provisions set forth herein, prevents payment by the Payor on account of the Subordinated Indebtedness.

(g)           Reliance re Identification of Persons.  Upon any distribution of assets of the Payor or payments by or on behalf of the Payor referred to herein, the holders of the Subordinated Indebtedness shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in paragraph (a) hereof are pending and upon a certificate of the debtor in possession, bankruptcy trustee, liquidating trustee or agent or other Person making any distribution to the holders of the Subordinated Indebtedness for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Payor, the amount thereof or payable thereon, and all other facts pertinent thereto.

(h)           Reliance on Subordination.  Each holder of the Subordinated Indebtedness by its acceptance hereof acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each Senior Creditor to acquire and continue to hold the Senior Indebtedness and such holder of the Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold such Senior Indebtedness and shall be deemed a third party beneficiary of such provisions.

(i)           Waiver and Consent.  Each holder of the Subordinated Indebtedness waives any and all notice of the acceptance of these provisions or of the creation, renewal, refinancing, replacement, extension or accrual, now or at any time in the future, of any Senior Indebtedness or of the reliance of the holders of the Senior Indebtedness on these provisions.  Each holder of the Subordinated Indebtedness acknowledges and agrees that (i) the subordination provisions set forth herein shall be specifically enforceable against such Persons by the holders of the Senior Indebtedness, and (ii) without notice to or further assent by it, the Senior Indebtedness may from time to time, in whole or in part, be renewed, replaced, refinanced, extended, increased, refunded or released by the holders thereof, as they may deem advisable, that the loan agreements and any other instruments or documents executed and delivered in connection therewith may be amended, modified, supplemented, replaced or terminated, that any collateral security for any such Senior Indebtedness may from time to time, in whole or in part, be exchanged, sold, or surrendered by the holders thereof, as they may deem advisable, and that such holders may take any other action they may deem necessary or appropriate in connection with the Senior Indebtedness, all without in any manner or to any extent impairing or affecting the obligations of the Payor to the holders of the Subordinated Indebtedness.

(j)           Subordination Unaffected by Certain Events.  The rights set forth herein of the holders of the Senior Indebtedness as against each holder of the Subordinated Indebtedness shall remain in full force and effect without regard to, and shall not be impaired or affected by:

(i)           any act or failure to act on the part of the Payor; or

(ii)           any extension or indulgence in respect of any payment or prepayment of the Senior Indebtedness or any part thereof or in respect of any other amount payable to any holder of the Senior Indebtedness; or

(iii)           any amendment, modification, replacement, refinancing or waiver of, or addition or supplement to, or deletion for, or compromise, release, consent or other action in respect of, any of the terms of any Senior Indebtedness or any other agreement which may be made relating to any Senior Indebtedness; or

(iv)           any exercise or nonexercise by any holder of Senior Indebtedness of any right, power, privilege or remedy under or in respect of such Senior Indebtedness or the Subordinated Indebtedness or any waiver of any such right, power, privilege or remedy or any default in respect of such Senior Indebtedness or the Subordinated Indebtedness, or any receipt by any holder of Senior Indebtedness of any security, or any failure by such holder to perfect a security interest in, or any release by such holder of, any security for the payment of such Senior Indebtedness; or

(v)           any merger or consolidation of the Payor or any of its subsidiaries into or with any of its subsidiaries or into or with any other Person, or any sale, lease or transfer of any or all of the assets of the Payor or any of its subsidiaries to any other Person; or

(vi)           the absence of any notice to, or knowledge by, any holder of the Subordinated Indebtedness of the existence or occurrence of any of the matters or events set forth in the foregoing clauses (i) through (v).

(k)           Reinstatement of Subordination.  The obligations of each holder of the Subordinated Indebtedness under the subordination provisions set forth herein shall continue to be effective, or be reinstated, as the case may be, as to any payment in respect of any Senior Indebtedness that is rescinded or must otherwise be returned by the holder of such Senior Indebtedness upon the occurrence or as a result of any proceeding, all as though such payment had not been made.

(L)           No Impairment.  It is understood that the provisions set forth herein are and are intended solely for the purpose of defining the relative rights of the holder or holders of the Subordinated Indebtedness, on the one hand, and the holders of Senior Indebtedness, on the other hand.  Nothing contained herein is intended to or shall impair, as between the Payor, its creditors other than the holders of Senior Indebtedness, and the holder or holders of the Subordinated Indebtedness, the obligation of the Payor, which is unconditional and absolute, to pay to the holder or holders of the Subordinated Indebtedness the principal of and interest on the Subordinated Indebtedness as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of the holder or holders of the Subordinated Indebtedness and creditors of the Payor other than the holders of Senior Indebtedness.

6.	Unless waived by the Payee, the occurrence of one or more of the following events shall constitute an “Event of Default”:

a)	If the Payor shall fail to make any payment hereunder when due and payable; or

b)
If the Payor shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, or any other jurisdiction, (iii) make an assignment or other arrangement for the benefit of its creditors generally, (iv) consent to the appointment of a receiver for itself or for the whole or any substantial part of its property, or (v) have an order for relief in bankruptcy entered against it or with respect to it, or be adjudged bankrupt, provided such order shall not be vacated, set aside or stayed within thirty (30) days after the date of entry thereof.

When any Event of Default described in clause (a), above, shall have occurred, at the option of the Payee upon notice thereof to the Payor, the outstanding principal balance of this Note shall immediately become due and payable in full.  If an Event of Default described in clause (b), above, shall have occurred, the outstanding principal balance of this Note shall immediately become due and payable in full without notice to the Payor.  Upon an Event of Default, the interest rate hereunder shall increase to twelve percent (12%).

7.
Severability.  It is the desire and intent of the parties that the provisions of this Note be enforced to the full extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any provision of this Note would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Note or affecting the validity or enforceability of such provision in any other jurisdiction.

8.	Amendment. This Note cannot be modified, discharged or terminated except in writing signed by the Payor and the Payee.

9.
Governing Law.   This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof.

10.
Jurisdiction; Waiver of Jury Trial.  ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, NEW YORK, AND EACH PARTY HERETO HEREBY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS.  PAYOR AND PAYEE EACH IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM (WHETHER BASED ON CONTRACT TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.
Counterparts.  This Note may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

12.
Attorneys Fees.  The Payor agrees to pay to the Payee all reasonable out-of-pocket costs and expenses incurred by the Payee in collection or enforcement of this Note, including reasonable attorney’s fees for services rendered in connection therewith.

13.
Waiver.  No delay or omission on the part of the Payee in exercising any right or option herein given to such holder shall impair such right or option or be considered as a waiver thereof or as a waiver or acquiescence in any default hereunder.

14.	Guaranty. This Note is secured by the Guaranty of Rand Logistics, Inc.

IN WITNESS WHEREOF, the parties hereto have duly executed this Note on the date first written above.

BLACK CREEK SHIPPING HOLDING COMPANY, INC.

By:	/s/ Joseph W. McHugh, Jr.
Name: Joseph W. McHugh, Jr. Title: Vice President

RESERVE HOLDINGS, LLC

By:	KK INTEGRATED SHIPPING, LLC, its sole member

By:	/s/ Thomas J. Kuber
Name: Thomas J. Kuber Title: Manager

BUCKEYE HOLDINGS, LLC

By:	KK INTEGRATED SHIPPING, LLC, its sole member

By:	/s/ Thomas J. Kuber
Name: Thomas J. Kuber Title: Manager